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                                                               EXHIBIT 15(d)(1)
                                                               EXHIBIT C

                             AIM EQUITY FUNDS, INC.

            VARIABLE GROUP ANNUITY CONTRACTHOLDER SERVICE AGREEMENT

                          ______________________, 1994

AIM Equity Funds, Inc.
11 Greenway Plaza
Suite 1919
Houston, Texas 77046

Gentlemen:

         We desire to enter into an Agreement with AIM Equity Funds, Inc. (the "Company"), for the provision of specialized services to holders of Group Annuity Contracts (the "Contracts") issued by us to employers for their pension, stock bonus or profit-sharing plans qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Plans"), where amounts contributed under such plans are invested pursuant to the Contracts in shares of one or more of the series portfolios of the Company (the "Fund(s)") listed in Appendix A, attached hereto. Subject to the Company's acceptance of this Agreement, the terms and conditions of this Agreement shall be as follows:

         1. We shall provide specialized services to holders of Contracts who have selected the Fund(s) for purposes of their Group Annuity Contracts ("Contractholders"). Such services to Group Contractholders may include, without limitation, some or all of the following: answering inquiries regarding the Fund(s) and the Company; performing sub-accounting for Contractholders; establishing and maintaining Contractholder accounts and records; processing and bunching purchase and redemption transactions; providing periodic statements of Contract account balances; forwarding such reports and notices to Contractholders relative to the Fund(s) as we deem necessary; generally, facilitating communications with Contractholders concerning investments in the Fund(s) on behalf of Plan participants; and performing such other administrative services as we deem to be necessary or desirable, to the extent permitted by applicable statute, rule or regulation. We represent that we will accept a fee hereunder only so long as we continue to provide personal services to Contractholders.

         2. Shares of the Fund(s) purchased by us will be registered in our name and we may exercise all applicable rights of a holder of such Shares. We agree to transmit to the Company, in a timely manner, all purchase orders and redemption requests and to forward to each of our Contractholders as we deem necessary, periodic shareholder reports and other communications received from the Company by us.

         3. We agree to wire to the Company's custodian bank, within five (5) business days of the placing of a purchase order, federal funds in an amount equal to the amount of all purchase orders placed by us on behalf of our Contractholders and accepted by the Company (net of any redemption orders placed by us on behalf of our Contractholders).





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         4.  We shall provide such facilities and personnel (which may be all or any part of the facilities currently used in our business, or all or any personnel employed by us) as may be necessary or beneficial in carrying out the purposes of this Agreement.

         5. Except as may be provided in a separate written agreement between A I M Distributors, Inc. and us, neither we nor any of our employees or agents are authorized to assist in the distribution of any shares of the Fund(s) to the public or to make any representations to Contractholders concerning the Fund(s) except those contained in the then current Company Prospectus applicable to the Fund(s), copies of which will be supplied by the Company to us, as we may request. Neither the Company, A I M Advisors, Inc. nor A I M Distributors, Inc. will be a party, nor will they be represented as a party, to any Group Annuity Contract agreement between us and the Contractholders nor shall the Company, A I M Advisors, Inc. or
    A I M Distributors, Inc. participate, directly or indirectly, in any compensation that we may receive from Contractholders and their Plans' participants.

         6. In consideration of the services and facilities described herein, we shall receive from the Company an annual service fee, payable semi-annually, of 0.25 percent of the aggregate average net asset value of shares of the Fund(s) owned by us during each semi-annual period for the benefit of Contractholders' Plans' participants. We understand that this Agreement and the payment of such service fees have been authorized and approved by the Board of Directors of the Company. We further understand that this Agreement and the fees payable hereunder are subject to limitations imposed by applicable rules of the National Association of Securities Dealers, Inc.

         7. The Company reserves the right, at its discretion and without notice, to suspend the sale of shares of the Fund(s) or to withdraw the sale of shares of the Fund(s).

         8. This Agreement may be amended at any time without our consent by the Company mailing a copy of an amendment to us at the address set forth below. Such amendment shall become effective on the date set forth in such amendment unless we terminate this Agreement as set forth below within thirty (30) days of our receipt of such amendment.

         9. This Agreement may be terminated at any time by the Company on not less than 60 days' written notice to us at our principal place of business. We may terminate this Agreement on 60 days' written notice addressed to the Company at its principal place of business. The Company may also terminate this Agreement for cause on violation by us of any of the provisions of this Agreement, said termination to become effective on the date of mailing notice to us of such termination. The Company's failure to terminate for any cause shall not constitute a waiver of the Company's right to terminate at a later date for any such cause. This Agreement shall terminate automatically in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act of 1940.

         10. All communications to the Company shall be sent to it at 11 Greenway Plaza, Suite 1919, Houston, Texas 77046. Any notice to us shall be duly given if mailed or telegraphed to us at the address shown on this Agreement.


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         11.  This Agreement shall become effective as of the date when it is executed and dated below by the Company. This Agreement and all rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Texas.


                                        ________________________________________
                                        (Firm Name)


                                        ________________________________________
                                        (Address)


                                        ________________________________________
                                        (City) / (State) / (County)

                                        BY:      _______________________________

                                        Name:    _______________________________

                                        Title:   _______________________________

                                        Dated:   _______________________________



ACCEPTED:


BY:      _______________________________

Name:    _______________________________

Title:   _______________________________

Dated:   _______________________________





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                                   APPENDIX A

                                       TO

                             AIM EQUITY FUNDS, INC.

            VARIABLE GROUP ANNUITY CONTRACTHOLDER SERVICE AGREEMENT


AIM Charter Fund (Retail Class)

AIM Constellation Fund (Retail Class)

AIM Weingarten Fund (Retail Class)





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